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                                                                   EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of Zapata Corporation on Form S-3 (File No. 33-68034) and on Form S-8's (File Nos. 33-19085 and 33-45251) of our reports which both included an explanatory paragraph that states during 1996, Zapata Corporation changed its accounting for its equity investment in an unconsolidated affiliate, reclassified the purchase of certain investments in the 1995 statement of cash flows, revised a mathematical error in the Schedule I 1995 statement of cash flows and reclassified an expense in the 1994 statement of operation and, during 1995, Zapata Corporation adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of" dated December 23, 1996, on our audits of the consolidated financial statements and financial statements schedule of Zapata Corporation as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, which reports are included in this Annual Report on Form 10-K.

                                            Coopers & Lybrand L.L.P.

Houston, Texas
December 23, 1996